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October 18, 2001


INVESCO Variable Investment Funds, Inc.
7800 East Union Avenue
Denver, CO  80237

Dear Sir or Madam:

      You have requested our opinion, as counsel to INVESCO Variable Investment Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland on August 19, 1993, as to certain matters regarding the issuance of Shares of the Company. As used in this letter, the term "Shares" means the shares of common stock of INVESCO VIF - Dynamics Fund, INVESCO VIF - Equity Income Fund, INVESCO VIF - Financial Services Fund, INVESCO VIF - Growth Fund, INVESCO VIF - Health Sciences Fund, INVESCO VIF - High Yield Fund, INVESCO VIF - Leisure Fund, INVESCO VIF - Real Estate Opportunity Fund, INVESCO VIF - Small Company Growth Fund, INVESCO VIF - Technology Fund, INVESCO VIF - Telecommunications Fund, INVESCO VIF - Total Return Fund and INVESCO VIF - Utilities Fund, each a series of the Company.

      As such counsel, we have examined copies, either certified or otherwise proved to be genuine, of the Company's Articles of Incorporation and By-Laws and such resolutions and minutes of meetings of its Board of Directors as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that State and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

      Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and that, when sold, the Shares will have been validly issued, fully paid and non-assessable, provided that (1) the Shares are sold in accordance with the terms contemplated by the Company's registration statements and any amendments thereto, including receipt by the Company of full payment for the Shares, and compliance with the 1933 Act and the 1940 Act, and (2) the aggregate number of Shares issued, when combined with all other then-outstanding shares, does not exceed the number of Shares that the Company is authorized to issue.

      We hereby consent to the filing of this opinion with the SEC and the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information.

                                   Sincerely,

                                    /s/ KIRKPATRICK & LOCKHART LLP

                                    KIRKPATRICK & LOCKHART LLP